Exhibit 3.2

CERTIFICATE OF ELIMINATION
OF
SERIES A PARTICIPATING PREFERRED STOCK
OF
ENERGY FOCUS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Energy Focus, Inc., a Delaware corporation (the “Corporation”), certifies as follows:
1.The Corporation created a series of preferred stock of the Corporation by previously filing a Certificate of Designation of Series A Participating Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 27, 2006.
2.The Certificate of Designation authorized the issuance of 100,000 shares of preferred stock of the Corporation, par value of $0.0001 per share, designated as Series A Participating Preferred Stock (the “Series A Preferred Stock”), none of which have been issued.
3.Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:
NOW, THEREFORE, BE IT RESOLVED, that the Corporation be, and hereby is, authorized and directed to file with the Secretary of State a Certificate of Elimination containing these resolutions, with the effect under the DGCL of eliminating from the Corporation’s Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation related to the Series A Preferred Stock;
FURTHER RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued prior to the filing of the Certificate of Elimination with the Secretary of State; and
FURTHER RESOLVED, that each of the duly authorized officers of the Corporation be, and each hereby is, authorized, directed and empowered, in the name and on behalf of the Corporation, (i) to execute the Certificate of Elimination, (ii) to cause the Certificate of Elimination, when duly executed, to be filed with the Secretary of State, and (iii) to do all such other acts and things and to execute and deliver all such other documents as the authorized officers or either of them may deem necessary or desirable to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.
4.Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Corporation’s Certificate of Incorporation, as amended, are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.
[Signature page follows]

The Corporation has caused this Certificate of Elimination to be duly executed as of the 29th day of March, 2019.

ENERGY FOCUS, INC.

By: /s/ Theodore L. Tewksbury III
Name: Theodore L. Tewksbury III
Its: Chairman of the Board, Chief Executive Officer and      President